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                   AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                         OF
                       INTERNAP NETWORK SERVICES CORPORATION

                                         I.

                                        NAME

     The name of this Corporation (hereinafter called the "Corporation") is INTERNAP NETWORK SERVICES CORPORATION.

                                        II.

                                 AUTHORIZED SHARES

       2.1 This Corporation is authorized to issue 510,000,000 shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

              (a)    500,000,000 shares of common stock ("Common Stock").

              (b) 10,000,000 shares of preferred stock ("Preferred Stock"). Holders of Common Stock are entitled to one vote per share on any matter on which holders of Common Stock are entitled to vote. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate further in the distribution of assets are entitled to receive the net assets of the Corporation.

       2.2 The Board of Directors is authorized, subject to limitations prescribed by the Washington Business Corporation Act (the "Act") and by the provisions of this Article II, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

              2.2.1 The number of shares in and the distinguishing designation of that series;

              2.2.2 Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

              2.2.3 Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

              2.2.4 Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

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              2.2.5  The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preference of any dividends;

              2.2.6 The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

              2.2.7 Any other rights, preferences and limitations of that series that are permitted by the Act.

       Within any limits stated in these Articles or in the resolution of the Board of Directors establishing a series, the Board of Directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares, and the Board of Directors may amend the rights and preferences of the shares of any series that has been established but is wholly unissued.

       The authority herein granted to the Board of Directors to determine the relative rights and preferences of the Preferred Stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued.

       2.3 The Board of Directors shall have the authority to issue shares of the capital stock of this Corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

       2.4 At any time when the Corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, special meetings of the shareholders for any purpose or purposes may be called only by the Board of Directors or the Chairman of the Board (if one be appointed) or the Chief Executive Officer.

                                        III.

                                     DIRECTORS

       3.1 The number of directors of the Corporation and the manner in which such directors are to be elected shall be as set forth in the Bylaws.

       3.2 Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of shareholders following the adoption and filing of these Articles of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of shareholders following the

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adoption and filing of these Amended and Restated Articles of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of shareholders following the adoption and filing of these Amended and Restated Articles of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

              Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the corporation entitled to vote at an election of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

       3.3 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, adopt, amend or repeal the Bylaws, or adopt new Bylaws for this Corporation, by a resolution adopted by a majority of the directors.

       3.4 Vacancies in the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

                                        IV.

                                 SHAREHOLDER RIGHTS

       4.1 No shareholder of this Corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of this Corporation or to any obligations convertible into stock of this Corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of Preferred Stock or by written agreement with this Corporation.

       4.2 In any election for directors of the Corporation, a holder of shares of any class or series of stock then entitled to vote has the right to vote in person or by proxy the number of shares of stock held thereby for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

       4.3 The approval of any plan of merger, plan of share exchange, sale, lease, exchange or other disposition of all, or substantially all, of the Corporation's property otherwise than in the usual and regular course of business, or proposal to dissolve, shall require the affirmative vote of the holders of not less than a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation. At any time when the corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, pursuant to the authority granted under RCW

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23B.10.030, RCW 23B.11.030, RCW 23B.12.020, and RCW 23B.14.020, the vote of shareholders of this Corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation not in the usual and regular course of business, or dissolution of the Corporation shall be a majority of all of the votes entitled to be cast by each voting group, regardless of whether or not the corporation is a "public company," as that term is defined in Section 23B.01.400 of the Act.

                                        V.

          INDEMNIFICATION AND LIABILITY OF OFFICERS AND DIRECTORS

       5.1 The Corporation may indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

       5.2 No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his conduct as a director, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of distributions or loans in violation of RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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                                        VI.

                                   OTHER MATTERS

       6.1 Except as otherwise provided in these Articles, as amended from time to time, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute.

       6.2 The Corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.

       The undersigned has signed these Amended and Restated Articles of Incorporation on October 1, 1999.

                                   INTERNAP NETWORK SERVICES CORPORATION

                                   /s/ Paul E. McBride
                                   -------------------
                                   Paul E. McBride
                                   Secretary

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                                    CERTIFICATE


       The undersigned, as Secretary of InterNAP Network Services Corporation, hereby certifies that the accompanying Amended and Restated Articles of Incorporation were adopted by the Board of Directors on July 22, 1999 and by the shareholders on August 23, 1999.


Dated:  October 1, 1999

                                   INTERNAP NETWORK SERVICES CORPORATION



                                   /s/ Paul E. McBride
                                   ----------------------
                                   Paul E. McBride
                                   Secretary